Exhibit 10.16

STOCK PURCHASE AGREEMENT

By and Among

THE SELLERS NAMED HEREIN

and

ENVESTNET, INC.

Dated as of February 9, 2012

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (“Agreement”), dated as of February 9, 2012 by and among the parties set forth on Schedule A annexed hereto (“Sellers”) and Envestnet, Inc., a Delaware corporation (“Purchaser”). Certain capitalized terms have the meanings given to such terms in Article I.

RECITALS

A. WHEREAS, Sellers are the owners of all of the outstanding shares of capital stock of Prima Capital Holding, Inc., a Colorado corporation (“Company”), representing all of the outstanding shares of capital stock of Company;

B. WHEREAS, Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, the Company Common Stock in accordance with the provisions set forth herein; and

C. WHEREAS, concurrently with the execution hereof, Purchaser has entered into an employment letter agreement with J. Gibson Watson (the “Watson Employment Letter”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Affiliate” of a Person shall mean any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Notwithstanding the foregoing, with respect to Purchaser, the term “Affiliate” shall only include Purchaser and its direct and indirect controlled subsidiaries and shall not include any shareholder of Purchaser or any Affiliate of such shareholder other than an Affiliate that is Purchaser or its direct or indirect controlled subsidiaries.

“Agreed Claims” shall have the meaning stated in Section 9.4(c).

“Agreement” shall have the meaning stated in the preamble to this document.

“Articles of Incorporation” shall mean the Articles of Incorporation of Company filed with the Colorado Secretary of State on November 6, 1998, as amended from time to time thereafter, and currently in effect.

“Balance Sheet” shall have the meaning stated in Section 3.6(a).

“Balance Sheet Date” shall have the meaning stated in Section 3.6(a).

“Broadridge” shall mean Broadridge Financial Solutions, Inc., a Delaware corporation.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in Chicago, Illinois or New York, New York are authorized or obligated pursuant to legal requirements or executive order to be closed.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Certificate” shall have the meaning stated in Section 9.4(a).

“Client” means any Person to which Company or Company Subsidiary provides investment management, investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Agreement, software, or technology services agreement.

“Closing” shall have the meaning stated in Section 2.5(a).

“Closing Balance Sheet” shall have the meaning stated in Section 2.4(c).

“Closing Date” shall mean the date on which the Closing actually occurs.

“Closing Working Capital” shall have the meaning stated Section 2.4(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning stated in the first Recital.

“Company Benefit Plans” shall have the meaning stated in Section 3.12(a).

“Company Common Stock” shall mean the common stock, no par value per share, of the Company.

“Company Financial Statements” shall have the meaning stated in Section 3.6(a).

“Company Intellectual Property” shall have the meaning stated in Section 3.19(a).

“Company Subsidiary” shall mean Prima Portfolio Services, Inc., a Colorado corporation.

“Competing Business” shall have the meaning stated in Section 6.7(c).

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of August 8, 2011 by and between Prima Capital Holding, Inc. and Purchaser (as it may be amended from time to time).

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other equity interests, by contract or otherwise. The terms “controlled by” and “under common control with” shall have correlative meanings.

“Corporate Entity” shall mean a bank, trust, corporation, partnership, limited liability company, limited liability partnership or other organization, whether an incorporated or unincorporated organization.

“Covered Employees” shall have the meaning stated in Section 6.4(a).

“Damages” shall mean all costs, damages, liabilities, awards, judgments, losses or costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and consultants’ fees and expenses) actually suffered or incurred. Damages shall not include lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages, except to the extent the Damages being measured relate to a contract or agreement, Lost Profits specifically attributable to such contract or agreement, for the remaining life of such contract or agreement, prior to any extension, renewal or replacement thereof, may be included in the determination of Damages relating thereto.

“Designated Purchaser Representations” shall have the meaning stated in Section 9.1.

“Designated Sellers Representations” shall have the meaning stated in Section 9.1.

“Disclosure Schedule” shall mean the document dated the date of the Agreement delivered by Sellers to Purchaser prior to the execution and delivery of the Agreement and referring to the representations and warranties of Sellers in the Agreement.

“Dispute” shall mean any dispute regarding one or more claims for money damages based upon, arising out of or in any way connected with this Agreement or the transactions contemplated in this Agreement.

“ERISA” shall have the meaning stated in Section 3.12(a).

“ERISA Affiliate” shall mean any person, any corporation, trade or business which together with the Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.

“Escrow Agent” shall mean Broadridge Corporate Issuer Solutions, Inc.

“Escrow Agreement” shall mean the Escrow Agreement in the form annexed hereto as Exhibit B.

“Escrow Amount” shall mean $1,457,500.

“Estimated Working Capital” shall have the meaning stated in Section 2.4(a).

“Final Working Capital” shall have the meaning stated in Section 2.4(g).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency, arbitrator or commission or other governmental, prosecutorial or regulatory authority or instrumentality, or any domestic or foreign securities, broker-dealer, investment adviser and insurance industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning stated in Section 9.4(a).

“Indemnifying Party” shall have the meaning stated in Section 9.4(a).

“Intellectual Property” shall mean all rights in, arising out of or associated with all domestic and foreign, registered or unregistered (i) trademarks, service marks, trade names, trade dress, commercial symbols, logos, and slogans, internet domains and URLs, any trademark and service mark applications and all goodwill associated with any of the foregoing, (ii) patents, including all divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, reexaminations, and reissues, and any applications for patents, (iii) works of authorship, database rights, copyrights and any registrations or applications for registration of any copyrights, (iv) all computer software programs and applications (in both source code and object code form) and all supporting documentation, algorithms and databases, (v) trade secrets and know-how and (vi) any other intellectual property right recognized under applicable Laws.

“Investment Advisory Agreement” means an agreement under which Company or a Company Subsidiary acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” means, with respect to Sellers, the actual knowledge following reasonable inquiry and investigation of J. Gibson Watson, III, David F. Eral, Geoffrey D. Selzer, Walter Gengarelly and Clifford W. Stanton.

“Laws” shall have the meaning stated in Section 3.14.

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Lost Profits” means revenues less direct costs specifically attributable to such revenues. To the extent direct costs associated with such revenues cannot be identified after reasonable inquiry, Lost Profits will mean lost revenues.

“Material Adverse Effect” shall mean, with respect to Sellers, any effect that (i) is, or would be reasonably likely to be, individually or in the aggregate with all other effects, material and adverse to the business, operations, financial condition or results of operations of Company and Company Subsidiary taken as a whole or (ii) prevents, or would be reasonably likely to prevent, Sellers from consummating the transactions contemplated hereby, other than (in the case of clause (i) above) (A) any effect resulting from changes after the date hereof relating to the economy in general, including market fluctuations and changes in interest rates, or to Company’s industry in general which does not disproportionately affect the Company and Company Subsidiary relative to Company’s industry, (B) any effect resulting from changes after the date hereof in laws, rules or regulations, or interpretations thereof by Governmental Entities or from changes in GAAP or regulatory accounting principles that affect in general the businesses in which Company and Company Subsidiary are engaged which does not disproportionately affect the Company and Company Subsidiary relative to Company’s industry, (C) any effect resulting from the occurrence of a natural disaster or from changes after the date hereof in global or national political conditions, including the outbreak of war or acts of terrorism or (D) any effect resulting from the death or disability of any one of David F. Eral, Geoffrey D. Selzer, or Walter Gengarelly.

“Material Clients” shall have the meaning stated in Section 3.15(a)(vii).

“Material Contracts” shall have the meaning stated in Section 3.15(a).

“Matrix” shall mean Matrix Financial Solutions, Inc., a Delaware corporation.

“Matrix Competing Business” shall have the meaning stated in Section 6.7(c).

“MG Trust” shall mean MG Trust Company, LLC, a Colorado limited liability company.

“Notes” shall have the meaning stated in Section 2.2.

“Option Exercise Letters” shall have the meaning stated in Section 2.2.

“Optionholders” shall have the meaning stated in Section 2.2.

“Paying Agent” shall mean the Escrow Agent, acting as agent for Sellers in the receipt and disbursement of the Purchase Price.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Pre-Closing Period” shall mean any taxable period, or portion thereof, ending on or before the Closing Date.

“Pro Rata Share” shall have the meaning stated in Section 2.3.

“Purchase Price” shall have the meaning stated in Section 2.3.

“Purchaser” shall mean Envestnet, Inc., a Delaware corporation.

“Purchaser Benefit Plans” shall have the meaning stated in Section 6.4(b).

“Purchaser Indemnitees” shall have the meaning stated in Section 9.2.

“Purchaser Non Solicitation Period” shall have the meaning stated in Section 6.7(a).

“Purchaser Representatives” shall have the meaning stated in Section 6.2(a).

“Regulatory Agencies” shall have the meaning stated in Section 3.5.

“Requisite Regulatory Approvals” shall have the meaning stated in Section 3.4.

“Reserve Fund” means an amount equal to $100,000, to be held by the Escrow Agent for the payment of any and all out-of-pocket costs, fees and expenses payable by the Seller’s Representative in connection with the performance of its obligations under this Agreement, the Escrow Agreement and the Paying Agent Agreement.

“Restricted Entities” shall have the meaning stated in Section 6.7(a).

“Run-Rate Revenue” shall mean the revenue generated from the Company’s advisory client contracts calculated by excluding management fees on the Company’s funds business; excluding one-time and non-recurring revenues unrelated to existing clients; and adjusted for revenue associated with notified contract additions or terminations as of the date of this Agreement and adjusted for the period between the date of this Agreement and the Closing Date. A calculation of Run-Rate Revenue as of the date hereof is set forth on Exhibit C annexed hereto.

“Sellers” shall mean the parties identified on Exhibit A annexed hereto, including the Optionholders.

“Sellers Non Solicitation Period” shall have the meaning stated in Section 6.7(d).

“Sellers’ Representative” shall have the meaning stated in Section 2.6.

“Seller Indemnitees” shall have the meaning stated in Section 9.3.

“Straddle Period” shall mean any taxable period that begins before, and ends after, the Closing Date.

“Subsidiary” shall mean, when used with respect to any party, any Corporate Entity which is consolidated with such party for financial reporting purposes.

“Target Working Capital” shall have the meaning stated in Section 2.4(b).

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes, imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Tax Proceeding” shall have the meaning stated in Section 6.7(b).

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Person or a Governmental Entity.

“Watson Employment Letter” shall have the meaning stated in the third Recital.

ARTICLE II

SALE AND PURCHASE OF THE COMPANY COMMON STOCK

2.1 Sale and Purchase of the Company Common Stock. Subject to the terms and conditions of this Agreement, at the Closing, each Seller, severally and not jointly, agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from each Seller, the number of shares of Company Common Stock set forth opposite the name of each Seller on Exhibit A annexed hereto under the heading “Share Ownership,” free and clear of any Liens or rights or claims of others. No later than three Business Days prior to Closing, Sellers’ Representative shall deliver to Purchaser an updated Schedule A that reflects any changes to Schedule A occurring between the date of this Agreement and the Closing Date.

2.2 Optionholders. Immediately prior to the Closing, each holder of options (the “Optionholders”) to acquire shares of the Company Common Stock shall exercise such options by executing option exercise letters in the form attached hereto as Exhibit D-1 (with appropriate blanks filled in) (collectively, the “Option Exercise Letters”) and become a stockholder of the Company. In order to fund the exercise price of the options, the Optionholder shall receive loans from the Company, which such loans shall be evidenced by promissory notes in the form attached hereto as Exhibit D-2 (with appropriate blanks filled in) (collectively, the “Notes”) in favor of the Company. For the avoidance of doubt, “Sellers” shall include the Optionholders. The Company shall deliver copies of all of the Option Exercises and Notes promptly after execution thereof.

2.3 Purchase Price. The purchase price payable by Purchaser for the Company Common Stock shall be $13,750,000, subject to adjustment as set forth in Section 2.4 and Section 7.2(e) (the “Purchase Price”), which Purchase Price shall be allocated among the Sellers in accordance with each Seller’s pro rata share of the total number of shares of Company Common Stock sold to Purchaser (the “Pro Rata Share”). A portion of the Pro Rata Share of the Purchase Price payable to each Optionholder will be remitted to the Company at Closing in full payment of the outstanding amount of his or her Note.

2.4 Adjustment to the Purchase Price.

(a) No later than three Business Days prior to the date on which the Closing is scheduled to occur, Sellers’ Representative shall deliver to Purchaser a good faith estimate of the

Closing Balance Sheet and, based on such estimated Closing Balance Sheet, a good faith estimate of Closing Working Capital (the “Estimated Working Capital”). The Estimated Working Capital will be accompanied by a certificate of Sellers’ Representative specifying that it was prepared in accordance with GAAP and the policies, practices and methodologies used in connection with the preparation of the Balance Sheet and the provisions of this Section. Sellers’ Representative shall also deliver to Purchaser copies of all work papers and other documents used in the calculation of Estimated Working Capital as necessary to allow Purchaser and Sellers’ Representative to determine the adjustments to the Purchase Price hereunder.

(b) If Target Working Capital exceeds Estimated Working Capital, the Purchase Price shall be decreased by the amount of such excess. If Estimated Working Capital exceeds Target Working Capital, the Purchase Price shall be increased by the amount of such excess. “Target Working Capital” means Six Hundred Thousand Dollars ($600,000).

(c) As promptly as practicable, but no later than 45 days after the Closing Date, Purchaser will cause to be prepared and delivered to Sellers’ Representative a consolidated balance sheet of the Company as of the close of business on the Closing Date (and shall reflect fully the effectuation of the transactions contemplated by this Agreement) prepared in accordance with GAAP and the policies, practices and methodologies used in connection with the preparation of the Balance Sheet (the “Closing Balance Sheet”). The Closing Balance Sheet will be accompanied by a certificate of Purchaser specifying that it was prepared in accordance with the provisions of this Section and setting forth Purchaser’s calculation of Closing Working Capital. “Closing Working Capital” means the consolidated current assets of the Company minus the consolidated liabilities of the Company (excluding deferred revenues), each as shown on the Closing Balance Sheet, determined as set forth in this Section 2.4.

(d) If Sellers’ Representative disagrees with Purchaser’s calculation of Closing Working Capital, Sellers’ Representative may, within 45 days after Purchaser’s delivery of the Closing Balance Sheet, deliver a notice to Purchaser disagreeing with such calculation and which specifies Sellers’ Representative’s calculation of such amount and, in reasonable detail, Sellers’ Representative’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which Sellers’ Representative disagrees.

(e) If a notice of disagreement shall be duly delivered pursuant to the preceding subsection, Purchaser and Sellers’ Representative shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Purchaser’s calculations delivered pursuant to Section 2.4(c) nor more than the amount thereof shown in Sellers’ calculation delivered pursuant to Section 2.4(d). If Purchaser and Sellers’ Representative are unable to reach such agreement during such period, they shall promptly thereafter cause BDO Seidman (or if such firm is unable or unwilling to act, independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Sellers’ Representative (who shall not have any material relationship with Purchaser or Sellers)), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, such independent accountants shall consider only those items or amounts in the Closing Balance Sheet or Purchaser’s calculation of Closing Working

Capital as to which Sellers have disagreed. Such independent accountants shall deliver to Purchaser and Sellers’ Representative, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Sellers. The cost of such review and report shall be borne (i) by Purchaser if the difference between Final Working Capital and Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.4(c) is greater than the difference between Final Working Capital and Sellers’ Representative’s calculation of Closing Working Capital delivered pursuant to Section 2.4(d), (ii) by Sellers if the first such difference is less than the second such difference, or (iii) otherwise equally by Purchaser, on the one hand, and Sellers, on the other hand.

(f) Purchaser and Sellers’ Representative agree that they will, and agree to cause their respective independent accountants and each of Company and Company Subsidiary to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits and reviews referred to in this Section 2.4.

(g) If Estimated Working Capital exceeds Final Working Capital, Purchaser shall be entitled to receive a payment from each Seller equal to its Pro Rata Share of the amount of such excess. Notwithstanding the foregoing, Purchaser shall receive from the Escrow Agent up to $75,000 of such payment, and Purchaser shall be entitled to receive, at its option, any and all additional amounts owed by the Sellers pursuant to the immediately preceding sentence from the Escrow Amount. If Final Working Capital exceeds Estimated Working Capital, each Seller shall be entitled to receive a payment from Purchaser equal to its Pro Rata Share of the amount of such excess. “Final Working Capital” means the Closing Working Capital (i) as shown in Purchaser’s calculation delivered pursuant to Section 2.4(c), if no notice of disagreement with respect thereto is duly and timely delivered pursuant to Section 2.4(d); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Sellers’ Representative or (B) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.4(e); provided that in no event shall Final Working Capital be more than Sellers’ calculation of Closing Working Capital delivered pursuant to Section 2.4(d) or less than Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 2.4(c).

(h) Any payment required under Section 2.4(g) shall be made at a mutually convenient time and place within 10 days after the Final Working Capital has been determined by wire transfer of immediately available funds. Any payment shall be made by wire transfer of same day funds to the account designated by the party entitled to such payment.

2.5 The Closing.

(a) Subject to the terms and conditions of this Agreement, the closing of the sale of the Company Common Stock to the Purchaser (the “Closing”) shall take place as soon as practicable, and in any event no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties. The Closing shall take place at the offices of Squire Sanders (US) LLP, 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114, or at such other location as the parties hereto may agree.

(b) At the Closing:

(i) Purchaser shall deliver (A) an amount equal to the Purchase Price minus the sum of the Escrow Amount and the Reserve Fund to Paying Agent and (B) the Escrow Amount and the Reserve Fund to the Escrow Agent to be held in accordance with the Escrow Agreement, in each case by wire transfer of immediately available funds;

(ii) Sellers shall deliver to Purchaser the stock certificates (or documentation reasonably acceptable to Purchaser in respect of any lost stock certificates) representing the Company Common Stock, duly endorsed (or accompanied by duly executed stock powers);

(iii) Those individuals listed on Section 2.5(b)(iii) of the Disclosure Schedule shall submit their resignations as directors and officers of Company and its Subsidiaries, effective as of immediately prior to the Closing;

(iv) Sellers’ Representative shall deliver to Purchaser a recent good standing certificate regarding Company from the office of the Secretary of State of Colorado;

(v) Sellers’ Representative shall deliver to Purchaser a recent good standing certificate regarding Company Subsidiary from the office of the Secretary of State of Colorado;

(vi) Sellers’ Representative shall deliver a certificate enclosing a copy of the charter and by-laws of each of Company and Company Subsidiary, requisite resolutions or authority of Sellers’ board of directors, board of managers, shareholder or members, as applicable, approving the transactions contemplated by this Agreement, and a certification as to incumbency of the signatories of Sellers executing and delivering this Agreement and the documents contemplated hereby and of Sellers’ Representative;

(vii) Purchaser shall deliver a certificate enclosing a copy of the charter and by-laws of Purchaser, copies of requisite resolutions or authority of Purchaser’s board of directors, board of managers, shareholders or members, as applicable, approving the transactions contemplated by this Agreement, and a certification as to incumbency of the signatories of Purchaser executing and delivering this Agreement and the documents contemplated hereby;

(viii) Sellers shall deliver the certificates required by Sections 7.2(a) and (b); and

(ix) Purchaser shall deliver the certificates required by Sections 7.3(a) and (b).

(x) Purchaser shall deliver to employees of the Company selected by Purchaser (in its discretion, but after consultation with J. Gibson Watson) stock option agreements in the form set forth on Exhibit F annexed hereto evidencing options aggregating to a grant of 300,000 shares of Purchaser common stock.

2.6 Sellers’ Representative.

(a) Each Seller hereby authorizes and directs Matrix as its agent, proxy and attorney-in-fact and representative under this Agreement (the “Sellers’ Representative”) to take such action on behalf of such Seller, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Sellers’ Representative on behalf of Sellers pursuant to this Agreement (including the right to receive notices and other documentation pursuant to the terms of this Agreement on behalf of Sellers). By its execution hereof, each Seller hereby authorizes, delegates and grants to the Sellers’ Representative authority to take all actions that are to be taken by such Seller in connection with this Agreement and the transactions contemplated hereby, including pursuant to the Escrow Agreement.

(b) Purchaser shall be entitled to deal with and rely conclusively on the action of Sellers’ Representative under this Agreement as provided herein without any duty of further investigation or inquiry.

(c) To the extent Sellers’ Representative exercises good faith in fulfilling its obligations hereunder, Purchaser agrees that the Sellers’ Representative is serving in such capacity solely for purposes of administrative convenience, and shall not be liable in such capacity for any of the obligations of Sellers hereunder, and Purchaser shall not look to the assets of the Sellers’ Representative in its capacity as such for the satisfaction of any obligations to be performed by Sellers hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Disclosure Schedule, each Seller, severally and not jointly, represents and warrants to Purchaser that the following is true and correct. The Disclosure Schedule shall be organized to correspond to the Sections in this Article III. Each exception set forth in the Disclosure Schedule shall qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (ii) any other representation and warranty to the extent the relevance of such exception to such other representation and warranty is reasonably clear.

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. True and complete copies of the Articles of Incorporation and bylaws of Company, as in effect as of the date of this Agreement, have previously been furnished or made available to Purchaser.

(b) Prima Portfolio Services, Inc., a Colorado corporation, is the sole Subsidiary of Company (“Company Subsidiary”). All of the outstanding shares of capital stock or other securities evidencing ownership of Company Subsidiary are validly issued, fully paid and non-assessable and except as set forth in Section 3.1(b) of the Disclosure Schedule such shares or other securities are owned by Company free and clear of any Lien with respect thereto. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company Subsidiary, or otherwise obligating Company or Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities of Company Subsidiary. Company Subsidiary (i) is a corporation validly existing and in good standing under the laws of the State of Colorado, (ii) is duly qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

3.2 Capitalization The Company’s authorized capital stock consists of (i) Fifteen Million (15,000,000) shares of common stock, no par value, Two Million Four Hundred Twenty-Three Thousand Two Hundred and Thirty-Two (2,423,232) shares of which are issued and outstanding as of the date hereof and Eight Hundred and Sixty Thousand (860,000) of which are subject to options held by the Optionholders, and (ii) Four Million (4,000,000) authorized shares of preferred stock, no par value, all of which are issued and outstanding and held by Matrix as of the date hereof and there are no accrued or unpaid dividends owing from Company to any Person other than Matrix with respect to any such shares. Prior to the Closing, Matrix shall convert all of such preferred stock into Company Common Stock in accordance with the terms of the Articles of Incorporation and, by its execution hereof, agrees, in connection with the transaction contemplated hereby, to waive any accrued and unpaid dividends that may otherwise be payable in respect of such preferred stock upon such conversion, and each Optionholder shall have exercised his or her options. All of the outstanding shares of the Company’s capital stock have been (or upon issuance will be) duly authorized and validly issued, are (or upon issuance will be) fully paid, non-assessable and free of, and were not (or upon issuance will not be) issued in violation of, preemptive rights or applicable Laws. Such Seller owns the number of shares of Company Common Stock set forth opposite such Seller’s name on Exhibit A, free and clear of any Liens, and, at the Closing, each Optionholder will own the number of shares of Company Common Stock set forth opposite such Optionholder’s name on Exhibit A, free and clear of any Liens. Section 3.2 of the Disclosure Schedule sets forth all outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth on Section 3.2 of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other understanding in effect with respect to the voting or transfer of the Company Common Stock. Other than Company Subsidiary, Company does not own any interest (equity or debt) in any Person.

3.3 Authority; No Violation.

(a) Such Seller has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this

Agreement and the performance of such Seller’s obligations hereunder have been duly and validly authorized and approved by the Board of Directors of the Company and such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by such Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by each of the other parties hereto, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Neither the execution and delivery of this Agreement by such Seller nor the consummation by such Seller of the transactions contemplated hereby, nor compliance by such Seller with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Seller, Company or Company Subsidiary or any of their respective properties or assets or (ii) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under or in any material payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Company Common Stock or of the respective material properties or assets of such Seller, Company or Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which such Seller, Company or Company Subsidiary is a party, or by which they or any of their respective material properties, assets or business activities may be bound or affected.

3.4 Consents and Approvals. Except for (i) the requisite filings with, notices to and approval of the Colorado Department of Regulatory Agencies, Division of Securities, (ii) the filing of any required applications or notices with any other applicable federal, state or foreign governmental agencies or authorities as set forth in Section 3.4 of the Disclosure Schedule and approval, if necessary, of such applications and notices, and (iii) the advisory client contracts which are the subject of Section 7.2(e) (such consents or approvals, the “Requisite Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by such Seller of this Agreement and (B) the consummation of the transactions contemplated hereby. The only third party consents necessary in connection with (A) the execution and delivery by such Seller of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

3.5 Reports. Company and Company Subsidiary have filed all material reports, registrations and statements, together with any material amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with any federal, state or foreign governmental or regulatory agency or authority (the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. All such reports, registrations and statements complied in all material respects with applicable regulatory requirements, and none of such reports, registrations or statements, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

3.6 Financial Statements.

(a) There has previously been made available to Purchaser copies of the following financial statements (the “Company Financial Statements”): (a) the audited consolidated balance sheets of Company as of December 31, 2009 and 2010, (b) the related consolidated statements of operation, changes in stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2010, and (b) the unaudited consolidated balance sheet of Company (the “Balance Sheet”) as of December 31, 2011 (the “Balance Sheet Date”), and the related consolidated statement of income for the twelve months then ended. The Company Financial Statements fairly present in all material respects the consolidated financial position and results of operations of Company as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with GAAP consistently applied during the periods involved, except in the case of the Balance Sheet Date statements for the absence of footnotes and subject to recurring year-end adjustments normal in nature and amount. The Company Financial Statements have been prepared from, and are in accordance with, the books and records of Company and Company Subsidiary.

(b) The books and records kept by Company and Company Subsidiary are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance in all material respects with applicable laws.

3.7 Undisclosed Liabilities. Except for those liabilities that are fully and adequately reflected and reserved against on the Balance Sheet or as operating lease liabilities of the nature described in the notes relating to the Company’s Financial Statements, and except for liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which are not individually or in the aggregate, material, neither Company nor Company Subsidiary have any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Disclosure Schedule, since the Balance Sheet Date: (i) Company and Company Subsidiary have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices, (ii) neither Company nor Company Subsidiary has effected any action described in Section 5.2 (Forbearances of Sellers) and (iii) there have been no events, circumstances, facts or occurrences which, individually or in the aggregate with all other events, circumstances, facts or occurrences, have had or could reasonably be expected to have a Material Adverse Effect.

3.9 Legal Proceedings. Except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor Company Subsidiary is a party to any, and there are no pending or, to the

Knowledge of such Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any material nature against Company or Company Subsidiary. There is no material injunction, order, judgment or decree imposed upon Company, Company Subsidiary or the assets of Company or Company Subsidiary.

3.10 Taxes and Tax Returns.

(a) Except as disclosed in Section 3.10 of the Disclosure Schedule, Company and Company Subsidiary have duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on their behalf all Taxes that are due and payable other than Taxes that are being contested in good faith, which have not been finally determined, and are adequately reserved against or provided for (in accordance with GAAP) on the most recent consolidated financial statements of the Company. Through the date hereof, Company and Company Subsidiary do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements (but excluding, for this purpose only, any liability reflected thereon for deferred Taxes to reflect timing differences between Tax and financial accounting methods).

(b) There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any material amount of Taxes upon Company or Company Subsidiary.

(c) There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and Company Subsidiary, which waiver or extension is in effect.

(d) Neither the Company nor Company Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(e) The Company and the Company Subsidiary have complied in all respects with all applicable laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, including any Taxes in connection with any amounts paid or owing to any present or former employee, officer, director, independent contractor, creditor, stockholder or any other third party.

(f) No Seller is a foreign person within the meaning of Treasury Regulation section 1.1445-2(b)(2) and section 1445(f)(3) of the Code.

(g) Neither the Company or the Company Subsidiary has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) The Company and the Company Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) Neither Company nor the Company Subsidiary (i) has been a member of an “affiliated group” (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability or obligation for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(j) Neither Company nor the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k) No written claim has been made within the past five (5) years by an authority in a jurisdiction where Company or the Company Subsidiary does not file Tax Returns that Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.

(l) Neither Company nor the Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(m) Company and the Company Subsidiary have accurately prepared and timely filed any and all Tax Returns in connection with the determination, reporting, assessment or collection of any Tax payable or reportable by any (i) medical and health savings accounts, (ii) accounts relating to a retirement and welfare benefit plan or arrangement and (iii) accounts relating to other qualified or non-qualified employee benefit plan or arrangement, for which Company or the Company Subsidiary provides trustee or custodial type services thereto, and caused all Taxes to be paid thereon from the assets of the applicable account, and Company and the Company Subsidiary have complied with all tax withholding obligations and responsibilities applicable to it in such capacities, all as required by the Code, and all applicable foreign, state and local tax laws and regulations

3.11 Net Operating Losses.

(a) As of December 31, 2010, the Company has net operating losses equal to at least $3,400,891. The Sellers have provided to Purchaser a schedule which accurately sets forth the amount of all of the net operating losses of Company and the Company Subsidiary for federal income tax purposes, including dates of expiration of such net operating losses and any limitations on such net operating losses.

(b) Other than as set forth in Section 3.11(b) of the Disclosure Schedule, the Company and the Company Subsidiary have no net operating losses or other tax attributes that are presently subject to any limitation, including limitations under Sections 279, 382, 383, or 384 of the Code, the federal consolidated return regulations or comparable foreign law.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Disclosure Schedule lists (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or executive compensation arrangements, perquisite programs or payroll practices, whether written or unwritten, maintained by or contributed to, or required to be contributed to, by Company or Company Subsidiary (the “Company Benefit Plans”) and (ii) designates which such Company Benefit Plan are solely maintained by Company and Company Subsidiary.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has any liability, contingent or otherwise, with respect to an “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA.

(c) Each Company Benefit Plan and its administration is in material compliance with its terms and all applicable laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code either has received a favorable determination letter from the IRS to such effect or the Company is entitled to rely upon an opinion letter issued to the prototype plan sponsor. All contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material, and with respect to any such contributions, premiums or other payments required that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the Balance Sheet or liability therefor was incurred in the ordinary course of business consistent with past practice since the end of such fiscal quarter.

(d) None of Company, Company Subsidiary, the officers of Company or the Company Benefit Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that is not otherwise exempt or that could subject Company, Company Subsidiary or any officer of Company to any material Tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

(e) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to Knowledge of such Seller, threatened, against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims) which could result in any material liability to Company and Company Subsidiary.

(f) Neither the Company nor the Company Subsidiary has any liability, contingent or otherwise, for providing, under any Company Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(g) Except as set forth in Section 3.12(g) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or consultant of the Company to severance pay, change in control payments or any other payment, (ii) accelerate the time of payment, or increase the amount of compensation or benefit due, any such employee, officer, director or consultant, (iii) cause any amounts payable with respect to any Plan to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or (iv) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available. No current or former employee, officer, director or consultant of the Company or any of its Affiliates is entitled to receive any additional payment from the Company or any of its Affiliates by reason of the excise Tax required by Section 4999(a), Section 409A or Section 457A of the Code being imposed on such Person by reason of the transactions contemplated by this Agreement or otherwise.

3.13 Labor Union. Neither Company nor Company Subsidiary is, or has over the past five years been, a party to any collective bargaining agreement or other labor union contract.

3.14 Compliance with Applicable Law. The Company and Company Subsidiary hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and are not in violation of any applicable law, statute, order, rule, or regulation (collectively, “Laws”) of any Governmental Entity relating to Company or Company Subsidiary, and neither Company nor Company Subsidiary knows of, or has received notice of, any violations of any of the above.

3.15 Material Contracts.

(a) Except for the contracts set forth in Section 3.15(a) of the Disclosure Schedule (collectively, the “Material Contracts”), neither Company nor Company Subsidiary is a party to or bound by any of the following:

(i) any contract or agreement for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (except to the extent any such lease has been capitalized and included in the Balance Sheet), in each case, where Company or Company Subsidiary is a lender, borrower or guarantor and such contract or instrument involves or could involve aggregate payments by the Company or Company Subsidiary of $25,000 or more;

(iii) any contract or agreement limiting the freedom of Company or Company Subsidiary to engage in any line of business to compete with any other Person or prohibiting Company or Company Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv) any contract or agreement with any Affiliate of any Seller, Company or Company Subsidiary;

(v) any joint venture, stockholders’, partnership or similar agreement;

(vi) any employment agreement with any employee or officer of Company or Company Subsidiary;

(vii) any contract or agreement with customers of the Company or Company Subsidiary; provided that only contracts and agreements with the twenty (20) largest customers of the Company or Company Subsidiary, measured by fees collected during the twelve month period ending December 31, 2011 (collectively, the “Material Clients”), are required to be set forth in Section 3.15(a) of the Disclosure Schedule;

(viii) any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by the Company or Company Subsidiary of $25,000 or more;

(ix) contracts and agreements for the rental or lease of real property; and

(x) any other contract which is material to Company or Company Subsidiary.

(b) Company and Company Subsidiary have performed in all material respects all of the obligations required to be performed by them under each Material Contract to which Company or Company Subsidiary are a party or by which Company or Company Subsidiary are bound. Each of the Material Contracts is in full force and effect, without amendment (other than as disclosed in Section 3.15(b) of the Disclosure Schedule), and there exists no material default or event of material default or event, occurrence, condition or act, with respect to Company or Company Subsidiary which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or material event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been furnished or made available to Purchaser.

3.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition, on Company or Company Subsidiary, of any liability or obligation arising under any local, state or federal environmental statute, regulation or ordinance, including

CERCLA, pending or, to the Knowledge of such Seller, threatened against Company or Company Subsidiary, which liability or obligation would result in a Material Adverse Effect. Neither Company nor Company Subsidiary is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing. There has been no written third party environmental site assessment conducted since January 1, 2003 assessing the presence of hazardous materials located on any property owned or leased by Company or Company Subsidiary that is within the possession or control of such Seller as of the date of this Agreement that has not been delivered to Purchaser prior to the date of this Agreement.

3.17 Insurance. Section 3.17 of the Disclosure Schedules sets forth a list of all material insurance policies held and maintained by Broadridge Financial Solutions, Inc. covering the Company in effect on the date hereof, including the types and amounts of coverage and the expiration dates thereof.

3.18 Title to Properties.

(a) Each of Company and Company Subsidiary has good and marketable title to, or valid leasehold interests in, all its properties and assets reflected on the Balance Sheet except for such as have been disposed of in the ordinary course of business since the Balance Sheet Date and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not be material. All such assets and properties, other than assets and properties in which Company or Company Subsidiary has a leasehold interest, are free and clear of all Liens (other than Liens for current Taxes not yet due and payable), except for Liens that individually or in the aggregate would not be material. Company and Company Subsidiary own or have the right to use all of the tangible personal properties and assets necessary for the conduct of their business in all material respects as conducted as of the date hereof.

(b) Each of Company and Company Subsidiary has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. True and complete copies of all material leases have been made available to Purchaser.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Disclosure Schedule lists registered and applied for Intellectual Property and all other material Intellectual Property used or held for use by Company and Company Subsidiary as of the date hereof (collectively, the “Company Intellectual Property”). Company and Company Subsidiary own, or are licensed or otherwise possess sufficient rights to use, all Company Intellectual Property in the manner that it is currently used by Company and Company Subsidiary.

(b) Neither Company nor Company Subsidiary has received written notice or other communication (including offers to take a license) from any third party alleging any interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party. To the Knowledge of Sellers, (i) no claims are pending or threatened against Company or Company Subsidiary with respect to the ownership, validity or enforceability of the

Company Intellectual Property, (ii) none of the owned Company Intellectual Property or products or methods of doing business of Company or Company Subsidiary, as currently conducted, infringes, misappropriates, or otherwise violates any Intellectual Property rights of any third party, and (iii) no third party is materially infringing or misappropriating the owned Company Intellectual Property.

(c) Neither Company nor Company Subsidiary licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or permits third parties to use any Company Intellectual Property rights. Neither Company nor Company Subsidiary owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(d) Company and its Company Subsidiary have taken reasonable measures to protect the confidentiality of all confidential information of Company and Company Subsidiary, and no confidential information has been disclosed or authorized to be disclosed to any third party other than pursuant to a written non-disclosure agreement. To the Knowledge of Sellers, no third party subject to any non-disclosure agreement with Company or Company Subsidiary is in breach of default thereof.

(e) Company and Company Subsidiary have taken commercially reasonable measures required to establish and preserve its ownership of all Company Intellectual Property developed by, or on behalf of, Company or Company Subsidiary. Company and Company Subsidiary have required all current and former employees and all consultants and independent contractors having access to, or who were involved in the development of, any of the Company Intellectual Property owned or developed by Company or Company Subsidiary, to execute enforceable agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment or services, and to the Knowledge of Sellers, all such Persons are in compliance with such agreements.

3.20 Broker’s Fees. Except for Sterne, Agee & Leach, Inc., all the fees and expenses of which shall be borne entirely by Sellers, neither Sellers, Company nor Company Subsidiary has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.21 Eligibility.

(a) Colorado Registration. Company is an investment advisor duly registered with the State of Colorado and is in good standing under the rules and regulations thereof.

(b) Registrations, Licenses and Qualifications. Company has at all times held all such registrations, licenses and qualifications as an investment adviser that the conduct of its business has required under applicable Law.

(c) No Ineligibility. Company is not (taking into account any applicable exemption) ineligible pursuant to applicable Laws to act as an investment adviser, and no employee of Company or other person associated with Company who has performed any functions of an investment adviser representative or a person associated with an investment adviser is (taking into account any applicable exemption) ineligible under applicable Laws to serve as an investment adviser representative or a person associated with an investment adviser.

(d) No Proceedings. There is no proceeding or investigation pending and served on Company or, to the Knowledge of Sellers, pending and not so served or threatened by any Government Body, which would result in (i) the ineligibility under such Laws of Company to act as an investment adviser or (ii) the ineligibility under such applicable Laws of such investment adviser representative or a person associated with Company to serve as an investment adviser representative or a person associated with an investment adviser.

3.22 Books and Records. The minute books and stock record books of each of Company and Company Subsidiary, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of each of Company and Company Subsidiary contain accurate and complete records in all material respects of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no material meeting, or material action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Company.

3.23 Material Clients. Since January 1, 2011 other than as disclosed in Section 3.23 of the Disclosure Schedule, no client that paid the Company at least $25,000 in fees in 2010 has canceled any contract or agreement, or materially reduced its business with Company, or, to the Knowledge of Sellers, indicated to the Company in writing that it intended to cease business with Company or to materially reduce such business. There are no (and since January 1, 2011 there have not been any) (a) material disputes between the Company or Company Subsidiary, on the one hand, and any Material Client, on the other hand, or (b) disputes with any other client of Company or Company Subsidiary that, individually or in the aggregate with all other client disputes, would reasonably be expected to have a Material Adverse Effect.

3.24 Services. To the Knowledge of such Seller, all services delivered or performed by Company and Company Subsidiary have been in conformity in all material respects (within standard industry tolerances) with (a) all applicable Laws, (b) all commitments under applicable contracts and agreements and (c) all express warranties.

3.25 Collective Investment Funds. Company is entitled to reference and use the historic performance track record of each of the collective investment funds for which Company serves as Portfolio Strategist, notwithstanding any confidentiality or non-disclosure restrictions contained in ay agreement entered into between Company and MG Trust, any Seller or any Affiliate or any Seller.

3.26 No Additional Representations. Purchaser acknowledges that, except for the representations and warranties contained in this Article III, none of such Seller, Company, or Company Subsidiary has made nor is making any other express or implied representation or warranty as to the accuracy or completeness of any information regarding Company or Company Subsidiary furnished or made available to Purchaser and its representatives (including the information set forth in the Confidential Information Memorandum prepared by Sterne, Agee &

Leach, Inc., dated August 2011 and any information, documents or material made available to Purchaser during due diligence, management presentations or in any form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Company or Company Subsidiary or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

4.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. No other corporate proceedings (including any approvals of Purchaser’s stockholders) on the part of Purchaser are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser. Assuming due authorization, execution and delivery by Sellers, this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Purchaser or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not prevent Purchaser from consummating the transactions contemplated hereby.

4.3 Consents and Approvals. Except for (i) the Requisite Regulatory Approvals and (ii) such additional consents and approvals, the failure of which to make or obtain would not be material, no consents or approvals of or filings or registrations with any Governmental Entity or, of or with any third party, are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement and (B) the consummation by Purchaser of the transactions contemplated hereby. Purchaser has no reason to believe that any Requisite Regulatory Approvals will not be obtained.

4.4 Financial Wherewithal. Purchaser has sufficient cash or cash equivalents available, directly or through one or more affiliates, to pay the Purchase Price to Sellers on the terms and conditions contained herein, and there is no restriction on the use of such cash or cash equivalents for such purpose.

4.5 Legal Proceedings. There is no legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or any of its properties or rights that (i) alleges a violation by Purchaser of any law or court order that would be reasonably likely to impair or delay the ability of Purchaser to perform its obligations hereunder or (ii) questions the legality of the transactions contemplated by this Agreement.

4.6 Compliance with Applicable Law. Purchaser and each of its Subsidiaries is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Purchaser or any of its Subsidiaries, except where the failure to be in such compliance would not reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

4.7 Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive that would, individually or in the aggregate, prevent Purchaser from consummating the transactions contemplated hereby

4.8 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.9 No Additional Representations. Sellers acknowledge that, except for representations and warranties contained in this Article IV, Purchaser has not made nor is making any other express or implied representation or warranty.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Closing Date. During the period from the date of this Agreement to the Closing Date, except as expressly contemplated or permitted by this Agreement, Sellers shall cause Company and Company Subsidiary to (a) conduct its business in the usual, regular and ordinary course consistent with past practice and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and its current relationships with its customers, regulators, employees and other persons with which it has significant business or other relationships.

5.2 Forbearances of Sellers. During the period from the date of this Agreement to the Closing Date, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly contemplated or permitted by this Agreement, Sellers shall not with respect to Company and Company Subsidiary, and Sellers shall not permit Company nor Company Subsidiary to do any of the following, without the prior written consent of Purchaser;

(a) other than the loans made to the Optionholders as set forth on Section 5.2 of the Disclosure Schedule, each of which will be repaid in full at the Closing pursuant to Section 2.3 hereof, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance, in each case other than (i) accounts payable or advances to employees for travel and expense reimbursements, in each case incurred in the ordinary course of business consistent with past practice (ii) in an aggregate amount less than $25,000; provided that all such transactions must be reflected in the Estimated Working Capital (including any accounts payable incurred in the ordinary course and any amounts individually or in the aggregate less than $25,000);

(b) incur any capital expenditures (other than capital expenditures incurred pursuant to contracts or commitments in force on the date of this Agreement) in an aggregate amount in excess of $25,000; provided that all such transactions must be reflected in the Estimated Working Capital (including any capital expenditures individually or in the aggregate equal to or less than $25,000);

(c) (i) adjust, split, combine or reclassify any capital stock, (ii) declare or pay any dividend or distribution (except for dividends paid by Company Subsidiary to Company) or make any other distribution on any shares of its capital stock or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) grant any stock option, stock appreciation rights or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue any additional shares of capital stock (except upon proper exercise of outstanding stock options) or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including capital stock in Company Subsidiary, to any individual,

corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except (i) in the ordinary course of business consistent with past practice to third parties who are not Affiliates of any Seller, (ii) pursuant to contracts or agreements in force at the date of this Agreement; provided that all such transactions must be reflected in the Estimated Working Capital (including any asset sales made in the ordinary course of business) or (iii) sales, transfers or other dispositions of properties or assets of Company or Company Subsidiary with a book value in the aggregate less than $10,000;

(e) (i) acquire any business entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity other than Company Subsidiary;

(f) change its methods of accounting (or the manner in which it accrues for liabilities) in effect at the Balance Sheet Date, except as required by changes in GAAP;

(g) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(h) adopt or implement any amendment to its Articles of Incorporation or any changes to its bylaws or comparable organizational documents;

(i) amend in any respect or terminate any Material Contract or enter into a contract or agreement which, had it been entered into prior to the date hereof, would have been a Material Contract, in each case, other than in the ordinary course of business;

(j) waive any rights of substantial value or cancel or forgive any material amount of indebtedness owed to Company or Company Subsidiary;

(k) enter into any contract or agreement outside of the ordinary course of business or take any other action outside of the ordinary course of business; or

(l) grant or agree to grant to any employee of the Company or Company Subsidiary any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new or amend any existing compensation or benefit plans or arrangements, except (1) as may be required under applicable law or (2) pursuant to the employee benefit plans in effect on the date hereof applicable to any such employee

(m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation. Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Sellers shall not, and Sellers shall cause Company and Company Subsidiary not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any financial advisor or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Purchaser or a Purchaser Representative) concerning any potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving, Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Purchaser and each Seller shall (i) take, or cause to be taken, all actions necessary or proper to comply with all legal requirements which may be imposed on such party with respect to the transactions contemplated hereby, including, without limitation, obtaining any third party consent which may be required to be obtained in connection with the transactions contemplated hereby and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity which is required or advisable to be obtained by Sellers or Purchaser, respectively, in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Purchaser and Sellers shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Sellers, Company or Purchaser, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. For purposes of this Section 6.1(a), in taking each of the foregoing actions each party shall be required only to use commercially reasonable efforts (it being understood that Section 6.5 shall (i) supersede this Section 6.1 and (ii) apply with respect to all consents necessary under management, advisory, sub-advisory and similar contracts of Company and Company Subsidiary).

(b) Purchaser and Sellers shall, upon request, furnish each other with all information concerning Purchaser, Sellers, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Sellers, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

6.2 Access to Information.

(a) Subject to the Confidentiality Agreement, which shall remain in full force and effect, Sellers agree to provide Purchaser and Purchaser’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the

“Purchaser Representatives”), from time to time prior to the Closing Date or the termination of this Agreement, such information as Purchaser shall reasonably request with respect to Company and Company Subsidiary and their respective businesses, financial conditions and operations and such access to the properties and personnel of Company and Company Subsidiary as Purchaser shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or Company Subsidiary. Except as required by law, Purchaser will hold, and will cause Purchaser Representatives and Affiliates to hold, any nonpublic information received from Sellers or Company or Company Subsidiary, directly or indirectly, in accordance with the Confidentiality Agreement.

(b) Sellers and Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client or other legal privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.3 Public Disclosure. Promptly, but in any event no later than one (1) Business Day after Closing, Sellers and Purchaser shall issue a joint press release with respect to the transactions contemplated by this Agreement. Except as set forth in the immediately preceding sentence, Sellers and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except, in each case, as and to the extent that such party shall be so obligated by applicable law, in which case such party shall advise the other party of such obligation and the parties shall attempt to cause a mutually agreeable release or announcement to be issued.

6.4 Employees; Employee Benefit Matters.

(a) Upon the Closing, Company and Company Subsidiary shall automatically cease to be participating employers in any Company Benefits Plans not solely maintained by Company and Company Subsidiary. Sellers shall take (or cause the Company or Company Subsidiary, as applicable, to take) all actions necessary to terminate, effective as of the day immediately prior to, and conditioned upon, the Closing Date, all employee benefit plans (including any tax-qualified retirement plan) sponsored or maintained by the Company or Company Subsidiary. Following the Closing Date, Purchaser shall maintain or cause to be maintained compensation opportunities, tax-qualified retirement plans, and welfare plans for the benefit of employees who are actively employed by Company and Company Subsidiary as of the Closing Date (“Covered Employees”) which, in the aggregate, are generally substantially comparable to those compensation opportunities and other employee tax-qualified retirement and welfare benefits that are made available to similarly situated employees of Purchaser or its Subsidiaries as applicable.

(b) For purposes of their participation in the employee benefit plans, arrangements and agreements of Purchaser (the “Purchaser Benefit Plans”), Purchaser shall credit each Covered Employee of Company and Company Subsidiary with full credit for all service credited under the Company Benefit Plans (including service with Company prior to the Closing Date and, where applicable, service with prior or predecessor employers to the extent credit is given for such service under the Company Benefit Plans) for purposes of eligibility to participate and receive benefits, for purposes of vesting and, except under defined benefit pension plans or other benefit plans under which the crediting of such service would result in duplication of benefits, for purposes of benefit accruals. With respect to Purchaser Benefit Plans that are welfare benefit plans, Purchaser shall use commercially reasonable efforts (i) to cause any such plan to waive any pre-existing condition exclusions and actively-at-work requirements thereunder with respect to the Covered Employees and their eligible dependents (to the extent waived under the applicable Company welfare benefit plan) and (ii) to permit Covered Employees to participate in any such plan, as of the Closing Date, subject to and contingent on the approval of Purchaser’s insurers. Purchaser will take commercially reasonable efforts to permit Covered Employees to make eligible rollover contributions in cash and with respect to loans, if any, in loan notes evidencing loans to such Covered Employee as of the date of distribution, to a Purchaser Benefit Plan that is a tax-qualified defined contribution plan.

(c) Purchaser shall cause Company to honor all written contractual obligations of Company and Company Subsidiary to their respective current and former employees, directors and independent contractors, including, but not limited to, all obligations under employment, severance and consulting plans and arrangements; provided that nothing herein shall limit the right of Purchaser or any of its Subsidiaries to terminate any particular plan or agreement in accordance with its terms. Without limiting the generality of the foregoing: in the event Purchaser terminates the employment of any employee of Company or Company Subsidiary prior to February 29, 2012, Purchaser will provide such employee with severance and other post-termination benefits with an aggregate value at least equal to those for which such employee would have been eligible to such employee from Company or Company Subsidiary (as the case may be) if such termination had occurred immediately prior to the Closing Date, and in no event with severance less than three months of any such employee’s base pay.

(d) No provision of this Agreement shall create any third party beneficiary or other right in any Person (including any Covered Employee or any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with either Purchaser or any of its Affiliates, and no provision of this Agreement shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Purchaser Benefit Plan.

6.5 Certain Client Matters. Sellers shall use reasonable best efforts, or shall cause the Company to use its reasonable best efforts, to obtain, in accordance with applicable law and the applicable Investment Advisory Agreement, and as promptly as practical following the date of this Agreement, such approvals, consents or other actions, if any, by Clients so that after the Closing Company or Company Subsidiary may continue its applicable management, advisory or sub-advisory relationship on terms that, taken as a whole, are no less favorable to such entity than the terms of the existing Investment Advisory Agreement between such Client and the applicable Company entity. Any such approvals or consents obtained shall be in a form reasonably satisfactory to Purchaser.

6.6 Cooperation. Following the Closing, each party agrees to cooperate in good faith to provide information to the other party that is reasonably necessary in connection with regulatory, legal, accounting and similar matters of Sellers and their Affiliates on the one hand and Purchaser and its Affiliates on the other (and not relating to any dispute, litigation or arbitration between the parties hereto or their Affiliates). The parties agree that any information provided pursuant to this provision shall be kept confidential and shall not be used for any purpose except for the reason given in the request.

6.7 Non-Solicitation.

(a) Purchaser hereby covenants and agrees, during the period beginning on the date hereof and ending on the second (2nd) anniversary of the Closing Date (the “Purchaser Non Solicitation Period”), not directly or indirectly to (A) induce or attempt to induce any officer, employee, representative or agent of Matrix or any Subsidiary of Matrix (collectively, the “Restricted Entities”) to leave the employ of such Restricted Entity, or (B) hire, within twelve months following the date of termination of such person’s employment with such Restricted Entity, any person who was an employee of any Restricted Entity (x) at any time during the year prior to the date hereof or (y) during the Purchaser Non Solicitation Period, or (C) in any other way interfere with the relationship between any Restricted Entity and any employee thereof. Notwithstanding the foregoing, nothing in this Agreement will prevent Purchaser from (x) hiring any Person who was employed at any time by any Restricted Entity and whose employment was terminated by such Restricted Entity following the Closing or (y) hiring any employee of a Restricted Entity who makes an unsolicited approach to Purchaser seeking employment in response to the general advertisement or other public announcement of a job opening.

(b) Sellers and Purchaser agree, for a period of five (5) years from the Closing Date, not to, directly or indirectly, make any statement or other communication (whether written or oral) that impugns or attacks the reputation or character of Purchaser, any Seller or Restricted Entity, or damages the goodwill of Purchaser, any Seller or any Restricted Entity.

(c) Each Seller other than Matrix hereby covenants and agrees, for the respective period of time from and after the Closing Date set forth opposite such Seller’s name on Exhibit 6.7(c) hereto, not to, and to cause its Subsidiaries not to, establish a business or employ Persons with the intent of competing with the provision of: (i) managed account platform technology, including back office systems to support the administration of an investment advisor’s managed account business or (ii) advisory and administrative services to investment advisors and their clients as part of a managed account platform technology, in the case of either of the preceding clauses (i) or (ii), anywhere within the United States (a “Competing Business”). Subject to any exceptions set forth by the separate written agreement of Matrix and Purchaser, Matrix hereby covenants and agrees, for a period of three (3) years from the Closing Date, not to, and to cause its Subsidiaries not to, establish a business or employ Persons with the intent of competing with the development, marketing, selling or provision of one or more products or services (individually or as a bundle) consisting of (i) investment products research and/or due diligence, (ii) desktop asset management application, (iii) performance reporting, and (iv) any investment advisory services to the wealth management industry, other than in each of the preceding clauses (i)-(iv) as relates to the corporate, not-for-profit, employee force-out, or governmental retirement plan markets (a “Matrix Competing Business”); provided, however, that this provision shall not prohibit Matrix from: (i) acquiring a company or business that is an Affiliate of a Matrix Competing Business, if such Matrix Competing Business comprises one-quarter or less of the total revenues of such company or business; or (ii) continuing to conduct the businesses in which Matrix and its subsidiaries (other than Prima) are engaged in as of the date of this Agreement, including without limitation the continued development, marketing and provision of the RetireTool(k)it suite of products. For these purposes, ownership of securities of five percent (5%) or less of any class of securities of a company engaged in a Competing Business or Matrix Competing Business, as applicable, shall not be considered to be a Competing Business or Matrix Competing Business, for purposes of this Section 6.7(c). Furthermore, Matrix and Broadridge (pursuant to its separate joinder to this Agreement) each hereby covenants and agrees, for a period of three (3) years from the Closing Date, not to, and to cause each of its respective Subsidiaries not to, induce or attempt to induce any client of Company or Company Subsidiary set forth on Exhibit 6.7(c)-2 to cease doing business with Company or Company Subsidiary as set forth opposite such client’s name on such Exhibit, or in any way divert or attempt to divert the provision of such services to any such client away from Company or Company Subsidiary.

(d) Each Seller hereby covenants and agrees, for a period of two (2) years from the Closing Date (“Sellers Non Solicitation Period”), not to, and to cause its Subsidiaries not to, directly or indirectly (A) induce or attempt to induce any individual employed by Company or Company Subsidiary as of the Closing Date or (B) hire, within twelve months following the date of termination of such person’s employment with Company, Company Subsidiary, Purchaser or any of Purchaser’s Affiliates, any person who was an employee of Company, Company Subsidiary, Purchaser or any of Purchaser’s Affiliates (x) at any time during the year prior to the date hereof or (y) during the Sellers Non Solicitation Period. Notwithstanding the foregoing, nothing in this Agreement will prevent any Seller from (x) hiring any Person who was employed at any time by Company, Company Subsidiary, Purchaser or any of Purchaser’s Affiliates and whose employment was terminated by such employing Person following the Closing or (y) hiring any employee of any such employing Person who makes an unsolicited approach to such Seller seeking employment in response to the general advertisement or other public announcement of a job opening.

(e) Purchaser agrees that (i) the covenants set forth in Sections 6.7(a) and 6.7(b) are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained therein have been made in order to induce the Sellers and Purchaser to enter into this Agreement. Sellers and Purchaser intend that the covenants of Sections 6.7(a) and 6.7(b) shall be deemed to be a series of separate covenants, one for each month of the relevant period of restriction.

(f) Each Seller agrees that (i) the covenants set forth in Sections 6.7(c) and 6.7(d) are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained therein have been made in order to induce the Sellers and Purchaser to enter into this Agreement.

(g) If, at the time of enforcement of Section 6.7(a), 6.7(b), 6.7(c) or 6.7(d) a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

(h) Purchaser recognizes and affirms that in the event of its breach of any provision of Section 6.7(a) or 6.7(b), money damages would be inadequate and Matrix would not have adequate remedy at law. Accordingly, Purchaser agrees that in the event of a breach or a threatened breach of any of the provisions of Section 6.7(a) or 6.7(b), Matrix, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). In addition, in the event of a breach or violation of Section 6.7(a) or 6.7(b), the relevant period of restriction shall be tolled until such breach or violation has been duly cured.

(i) Each Seller recognizes and affirms that in the event of its breach of any provision of Section 6.7(c) or 6.7(d), money damages would be inadequate and Purchaser would have not adequate remedy at law. Accordingly, each Seller agrees that in the event of a breach or a threatened breach of any of the provisions of Section 6.7(c) or 6.7(d), Purchaser, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof (without posting a bond or other security). In addition, in the event of a breach or violation of Section 6.7(c) or 6.7(d), the relevant period of restriction shall be tolled until such breach or violation has been duly cured.

(j) Purchaser acknowledges that its covenants in this Section 6.7 are a material inducement to Matrix to enter into this Agreement and consummate the transactions contemplated hereby, and each Seller acknowledges and agrees that its covenants in this Section 6.7 are a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby.

6.8 Tax Matters.

(a) The Company, the Sellers and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. The Company, the Sellers and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser or the Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, the Sellers or Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

(b) (1) Purchaser, Sellers, and the Sellers’ Representative will promptly notify the other in writing upon the receipt of notice from any taxing authority of any pending or threatened audit or administrative or judicial proceeding related to Taxes of the Company or any of its Subsidiaries for which such other party may be liable. Except as provided in Section 6.7(b)(2), Purchaser shall have the sole right to control any audit or administrative or judicial proceeding with respect to Taxes (a “Tax Proceeding”). (2) In the event a Tax Proceeding could give rise to an indemnity obligation of the Sellers under Article IX, Sellers’ Representative shall have the right (but not the obligation) to control the defense of any such Tax Proceeding provided, however, that if Sellers’ Representative elects to control the defense of any such Tax Proceeding (i) Purchaser may participate in, but not control, such Tax Proceeding at Purchaser’s expense and (ii) Sellers’ Representative may not settle or otherwise compromise any such Tax Proceeding without Purchaser’s prior written consent (which consent shall not be unreasonably delayed or withheld).

(c) On the Closing Date, all Tax sharing agreements and arrangements between (a) the Company on the one hand, and (b) the Sellers or any of its Affiliates (other than the Company), on the other hand, shall be terminated effective as of the Closing Date and have no further effect for any taxable year or period (whether a past, present, or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of the redetermination of Tax liabilities or otherwise.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Purchaser, on the one hand, and one-half by Sellers, on the other hand.

(e) Except (i) with respect to (A) any Tax refunds (or any credits against Taxes in lieu of such refunds) arising from the carryback of any post-Closing Tax loss, deduction or credit and (B) any Tax refund (or any credits against Taxes in lieu of such refunds) included in the calculation of Final Working Capital (which refunds and credits against Tax shall be for the account of Purchaser) and (ii) to the extent such Tax refunds (or any credits against Taxes in lieu of such refunds) directly result in a Tax liability for which Purchaser is not indemnified under Section 9.2, Sellers’ Representative shall be entitled to receive on behalf of the Sellers prompt payment from Purchaser of an amount equal to (as applicable), (i) any Tax refunds of Company or any Subsidiary for Pre-Closing Periods (including refunds arising by reason of amended returns filed after the Closing Date) that are received by Purchaser or its Affiliates or (ii) any credits against Taxes in lieu of refunds described in clause (i) of this sentence (plus any interest thereon received with respect thereto from the applicable taxing authority).

(f) Purchaser covenants that, without obtaining the prior written consent of Sellers’ Representative, it will not, and will not cause or permit any Affiliate of Purchaser, to (i) take any action on the Closing Date other than in the ordinary course of business or as specifically contemplated by this Agreement that could reasonably be expected to give rise to any Tax liability of the Company or any Subsidiary, or any indemnification obligation of Sellers, (ii) amend any Tax Return for any taxable period ending on or before the Closing Date, or Straddle Period Tax Return, of Company or any Subsidiary without the prior written consent of Sellers’ Representative, or (iii) carry back any loss, deduction, or credit from a tax period ending after the Closing Date to a tax period beginning before the Closing Date without the prior written consent of Sellers’ Representative.

(g) Sellers’ Representative shall prepare or cause to be prepared, and Purchaser shall cooperate in the filing of, all Tax Returns for the Company or Company Subsidiary for all Taxable Periods ending on or prior to the Closing Date that are filed after the Closing Date. Sellers’ Representative shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Sellers’ Representative shall consider all such comments in good faith. Purchaser shall prepare or cause to be prepared, and file or cause to be filed, any Tax Returns of Company or Company Subsidiary for Straddle Periods. Purchaser shall permit Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Purchaser shall consider all such comments in good faith. All Tax Returns referred to in this Section 6.7(g) shall be filed in a manner consistent with prior practice, to the extent consistent with applicable Laws. In the event of a dispute between Sellers’ Representative and Purchaser regarding the proper reporting of any item on any Tax Return referred to in this paragraph, such dispute shall be referred to the independent accounting firm set forth in Section 2.4(e) and the costs of such firm shall be split between Sellers’ Representative and Purchaser.

6.9 Financial Statements.

(a) As promptly as practicable following the end of each quarter during the period from the date hereof through the Closing Date, but in no event later than forty-five (45) days after the end of a fiscal quarter, the Company shall deliver to Purchaser a balance sheet and statements of income and of comprehensive income and shareholders’ equity and of cash flows for the fiscal period then ended complying with GAAP.

(b) As promptly as practicable following the date hereof, the Company shall deliver to Purchaser a balance sheet and statements of income and of comprehensive income and shareholders’ equity and of cash flows including accompanying footnotes for the fiscal year ended December 31, 2011 complying with GAAP and an unqualified opinion of independent accountants, the cost of preparation of which shall be borne by Purchaser.

(c) As promptly as practicable following the date hereof, the Company shall deliver to Purchaser a SAS100 review of financial statements for the first, second and third fiscal quarters of calendar year 2011, the cost of preparation of which shall be borne by Purchaser.

(d) As promptly as practicable following the end of the first fiscal quarter of calendar year 2012, the Company shall deliver to Purchaser a SAS100 review of financial statements for such period, the cost of preparation of which shall be borne by Purchaser.

(e) The Company will cause the appropriate officers of the Company or Matrix to execute and deliver to Purchaser’s independent auditors such representation letters in customary form in respect of each audited period and each SAS100 review period commencing with the fiscal year ended December 31, 2011 and continuing through the Closing Date as Purchaser shall require. Should the Company’s audit in respect of its fiscal year ended December 31, 2011 not be completed by the Closing Date, such representation letters will be provided by Matrix.

6.10 Surrender and Cancellation of Stock Options. On or prior to the Closing, Sellers’ Representative shall deliver to Purchaser option surrender or exercise agreements (each in a form reasonably acceptable to Purchaser, which will include representations and warranties with respect to authorization, consents and approvals and, as of the Closing, title to, and absence of Liens on, shares of Common Stock) executed by each Optionholder. Any options to purchase shares of Company Common Stock that are not vested at the time of the Closing shall be deemed vested in full as of the Closing Date.

6.11 Collective Investment Funds. Sellers shall, and shall cause Company to, cause MG Trust to provide Company with (i) copies of the account statements for each of the collective investment funds as necessary to demonstrate the historic performance track record of each of the collective investment funds (e.g., fund custodial statements detailing credits, debits and other transactions for the applicable periods) and (ii) worksheets demonstrating how composite performance for each of the collective investment funds has been calculated. In addition, and without limiting the foregoing, Sellers shall, and shall cause Company to, use commercially reasonable efforts to cause MG Trust to perform all necessary steps leading up to and at Closing to enable the transfer of MG Trust’s trustee responsibilities for the collective investment funds to the new trustee designated by Purchaser as promptly following closing as possible. Notwithstanding the preceding sentence, in the event such transfer cannot be effected for any reason beyond Sellers’ reasonable control, such failure to effect the transfer shall not be deemed a breach of any kind under this Agreement.

6.12 Transition Services. Sellers shall, and shall cause Company to, use commercially reasonable efforts to provide any transition services reasonably requested by Purchaser between the date hereof and the Closing in furtherance of the consummation of the transactions contemplated hereby. For the avoidance of doubt, Sellers shall have no obligation to continue to perform such transition services after the Closing, except to the extent agreed to in writing between or among any applicable parties.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(b) No Injunctions or Restraints; Illegality. No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Closing.

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(b) Other than the Designated Seller Representations (as defined in Section 9.1), the representations and warranties of Sellers set forth in Article III of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date. The Designated Seller Representations, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date. Purchaser shall have received a certificate of Company, signed by its President or Chief Financial Officer, to the foregoing effect.

(c) Performance of Obligations of Sellers. Sellers shall have performed in all material respects all obligations required to be performed under this Agreement at or prior to the Closing Date. Purchaser shall have received a certificate signed on behalf of Sellers by the Sellers’ Representative to the foregoing effect.

(d) FIRPTAs. Each Seller shall have delivered to Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(e) Required Consents. All Consents set forth on Exhibit E shall have been received, and evidence thereof shall have been delivered to Purchaser prior to the Closing.

(f) Advisory Contract Consents. Consents from clients of Company representing at least eighty percent (80%) of Company’s aggregate Run-Rate Revenues shall have been obtained, and evidence or a certification thereof shall have been delivered to Purchaser prior to the Closing; provided, that to the extent consents are received from clients representing less than ninety percent (90%) of the run rate revenues, the Purchase Price shall be reduced by one percent (1%) for each percentage point by which the aggregate Run-Rate Revenues of clients of Company that have so consented is less than ninety percent (90%) of Company’s aggregate Run-Rate Revenues.

(g) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(h) Watson Employment. J. Gibson Watson shall not have terminated employment with the Company for any reason or indicated in writing any intention to terminate employment with the Company for any reason after the Closing.

7.3 Conditions to Obligations of Sellers. The obligation of Sellers to effect the Closing is also subject to the satisfaction or waiver by Sellers’ Representative at or prior to the Closing Date of the following conditions; provided, that Sellers’ Representative shall have no right, and only J. Gibson Watson shall have the right, to waive the condition set forth in Section 7.3(c) below:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on such Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date. Sellers’ Representative shall have received a certificate signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Sellers’ Representative shall have received a certificate signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer to the foregoing effect.

(c) Watson Employment. The Watson Employment Letter shall be in full force and effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Sellers’ Representative and Purchaser;

(b) by either Sellers’ Representative or Purchaser, if the Closing shall not have occurred on or before April 15, 2012 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of a condition precedent set forth in Article VII hereof which has caused the Closing not to have occurred on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either Sellers’ Representative or Purchaser, if any Requisite Regulatory Approval required to be obtained pursuant to Section 7.1(a) has been denied by the relevant Governmental Entity and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by Sellers’ Representative, if Purchaser has breached any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement in any material respect, which breach would, individually or together with all such other then uncured breaches by Purchaser, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied at the Closing Date and such breach is not cured within 15 Business Days after written notice thereof to Purchaser; or

(e) by Purchaser, if Sellers have breached any representation, warranty, covenant or agreement on the part of Sellers contained in this Agreement in any material respect, which breach would, individually or together with all such other then uncured breaches by Sellers, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied at the Closing Date and such breach is not cured within 15 Business Days after written notice thereof to Sellers’ Representative.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) the last sentence of Section 6.2(a) (Access to Information), and Section 6.3 (Public Disclosure), Section 8.2 (Effect of Termination), Section 10.1 (Expenses), Section 10.2 (Notices) and Section 10.6 (Governing Law) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement prior to such termination.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

INDEMNIFICATION

9.1 Survival of Representations and Warranties and Agreements. The respective representations and warranties of Sellers and Purchaser contained in this Agreement shall survive the Closing but shall expire on May 15, 2013 at 5:00 p.m., Denver, Colorado time, except with respect to, and to the extent of, any claim of which written notice specifying, in reasonable detail, the nature and, to the extent known, amount of the claim has been given by one party to the other prior to such expiration; provided, however, that, notwithstanding the foregoing, the representations and warranties set forth in (i) Section 3.1 (Corporate Organization), Section 3.2 (Capitalization), Section 3.3(a) (Authority; No Violation) and Section 3.19 (Broker’s Fees) (the

“Designated Sellers Representations”) and Section 4.1 (Corporate Organization), Section 4.2(a) (Authority; No Violation) and Section 4.8 (Broker’s Fees) (the “Designated Purchaser Representations”) shall survive the Closing and continue in full force and effect indefinitely and (ii) Section 3.10 (Taxes and Tax Returns) shall survive the Closing and continue in full force and effect to the full extent of any applicable statute of limitations. The respective covenants and agreements of Sellers and Purchaser contained in this Agreement (including, without limitation, the indemnification obligations set forth in this Article IX) shall survive the Closing, provided that any such covenants and agreements that by their terms are to be performed prior to the Closing Date shall survive the Closing only until the 12 month anniversary of the Closing.

9.2 Indemnification by Sellers. Subject to the remaining provisions of this Article IX:

(a) Several and Not Joint Indemnification. Each Seller shall, severally and not jointly, indemnify, defend and hold Purchaser and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Purchaser Indemnitees”) harmless from and after the Closing Date for the period set forth in Section 9.1 (including any extension thereof as expressly provided for in such Section) from and against any Damages incurred or suffered by the Purchaser Indemnitees to the extent resulting or arising from: (i) any inaccuracy in any of the representations and warranties made in Sections 3.3 (Authority; No Violation) and 3.4 (Consents and Approvals) by such Seller or (ii) any breach of any covenant or agreement of such Seller made in Sections 6.7 (Non-Solicitation);

(b) Joint and Several Indemnification. Each Seller shall, jointly and severally, indemnify, defend and hold the Purchaser Indemnitees harmless from and after the Closing Date for the period set forth in Section 9.1 (including any extension thereof as expressly provided for in such Section) from and against any Damages incurred or suffered by the Purchaser Indemnitees to the extent resulting or arising from:

(i) any inaccuracy in any of the representations and warranties made herein (other than any made in Sections 3.3, 3.4, 3.14 related to the Investment Advisors Act and 3.21);

(ii) any inaccuracy in any of the representations and warranties made in Section 3.14 related to the Investment Advisors Act or in Section 3.21);

(iii) any breach of any covenant or agreement made herein (other than any made in Section 6.7); and

(iv) all Taxes (or the non-payment thereof) of (1) Company and the Company Subsidiary for any Pre-Closing Period except to the extent that any such Taxes reduced the Purchase Price on account of being taken into account as a liability in the calculation of Final Working Capital, (2) any member of an affiliated, consolidated, combined or unitary group of which Company or the Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation and (3) any Person (other than the Company and the Company Subsidiary) imposed on the Company or the Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring in a Pre-Closing Period.

For the avoidance of doubt, the indemnification obligation set forth in clause (i) of this Section 9.2(b) shall not apply to any Damages arising from any inaccuracy of the representations set forth in Sections 3.3 (Authority; No Violation) and 3.4 (Consents and Approvals), which are solely the subject of Section 9.2(a), above.

(c) Deductible. Notwithstanding the foregoing, (A) no Seller shall be liable to indemnify any Purchaser Indemnitees against Damages pursuant to Section 9.2(a)(i) or 9.2(b)(i) unless and until the aggregate amount of such Damages exceeds one and one-quarter percent (1.25%) of the Purchase Price, and then only to the extent applicable Damages exceed one and one-quarter percent (1.25%) of the Purchase Price; provided, that the foregoing limitations shall not apply to any breach of the Designated Seller Representations.

(d) Limitation on Liability. The maximum liability of all Sellers to the Purchaser Indemnitees pursuant to Section 9.2(a)(i) and Section 9.2(b)(i) shall not exceed 10.6% of the Purchase Price; provided, that the foregoing limitations shall not apply to any breach of the Designated Seller Representations, which shall be limited to the Purchase Price.

(e) Limitation on Liability with respect to Section 3.21(b) (Registrations, Licenses and Qualifications). The maximum liability of all Sellers to the Purchaser Indemnitees pursuant to Section 9.2(b)(ii) shall not exceed Five Hundred Thousand Dollars ($500,000). For the avoidance of doubt, the limitations set forth in Sections 9.2(c) and 9.2(d) shall not apply to Damages arising under Section 9.2(b)(ii).

9.3 Indemnification by Purchaser. Subject to the remaining provisions of this Article IX, Purchaser shall indemnify, defend and hold Sellers and their respective officers, directors, managers, partners, employees, agents, advisers, trustees, representatives and Affiliates (collectively, the “Sellers Indemnitees”) harmless from and after the Closing Date for the period set forth in Section 9.1 (including any extension thereof as expressly provided for in such Section) from and against any Damages incurred or suffered by the Sellers Indemnitees to the extent resulting or arising from (a) any inaccuracy in any of the representations and warranties made herein by Purchaser, and (b) any breach of any covenant or agreement of Purchaser made herein. Notwithstanding the foregoing with respect to Damages arising under this Section 9.3 (and except for Damages resulting from breaches of the Designated Purchaser Representations), (i) Purchaser shall not be liable to indemnify Sellers Indemnitees against Damages pursuant to Section 9.3(a) unless and until the aggregate amount of such Damages exceeds one and one-half percent (1.5%) of the Purchase Price, and then only to the extent applicable Damages exceed one percent (1.0%) of the Purchase Price, and (ii) Purchaser’s maximum liability to the Sellers Indemnitees for Damages pursuant to Section 9.3(a) shall not exceed forty percent (40%) of the Purchase Price.

9.4 Indemnification Procedure.

(a) Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), including, without limitation, any claim by a third party described in Section 9.4(d) hereof, which might give rise to indemnification hereunder or the discovery of any facts or circumstances that the Indemnified Party believes may result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) and all Sellers a certificate (the “Claim Certificate”), which Claim Certificate shall:

(i) state that the Indemnified Party has paid or properly accrued Damages, or anticipates that it shall incur liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, the date such item was paid or properly accrued (if applicable), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty or breach of covenant or claim to which each such item is related and the computation of the amount, if reasonably capable of computation to which such Indemnified Party claims to be entitled hereunder; provided, however, that the failure to deliver such Claim Certificate shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party.

(b) In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within 10 Business Days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the 10 Business Day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute to arbitration pursuant to Section 10.7.

(c) Claims for Damages specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within 10 Business Days of receipt of such Claim Certificate, claims for Damages covered by a memorandum of agreement of the nature described in Section 9.4(b) and claims for Damages the validity and amount of which have been the subject of a Final Determination under Section 10.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within 10 Business Days of the determination of the amount of any Agreed Claims, subject to the limitations of this Article IX, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by cashier’s check or wire transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one Business Day prior to such payment. Any such amount required to be paid by Sellers shall be paid from the Escrow Amount, to the extent available.

(d) Promptly after the assertion by any third party of any claim against any Indemnified Party that in the reasonable judgment of such Indemnified Party may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such claim and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party) at such Indemnifying Party’s expense. Any failure on the part of the Indemnified Party to provide prompt notice shall not limit any of the obligations of the Indemnifying Party (except to the extent such failure prejudices the defense of such claim). Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume such control, and shall be responsible for the fees and expenses of the Indemnified Party’s counsel, if (i) the Indemnifying Party shall have failed, within 15 Business Days after having been notified by the Indemnified Party of the existence of such claim as provided in the preceding sentence, to assume the defense of such claim or to notify the Indemnified Party in writing that it shall assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party, or (iv) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel). No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in this Article IX. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 9.4(d), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such claim if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such claim, the settlement is in excess of the maximum liability set forth in Section 9.2 or 9.3, as applicable, or the settlement imposes injunctive or other equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to fully cooperate in all matters covered by this Section 9.4(d), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third party claim and at no cost to the other party (provided that any reasonable out-of-pockets expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

9.5 Certain Offsets; Tax Treatment of Payments. For purposes of this Article IX, “Damages” shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification. In addition, any indemnification payment made pursuant to this Article IX shall be reduced by the amount of any net Tax benefit actually realized by the Indemnified Party through a reduction in Taxes otherwise due as a result of the Damages incurred or suffered by the Indemnified Party. The parties agree to treat any payment pursuant to this Article IX (other than the portion treated as interest) as an adjustment to the Purchase Price.

9.6 Pre-Closing Taxes. For purposes of this Agreement:

(a) All Taxes of Company and the Company Subsidiaries for a Tax period that ends on or before the Closing Date shall be treated as relating to a Pre-Closing period.

(b) In the case of any payroll or similar Taxes, or any Taxes based upon or related to income or gross receipts or similar Taxes, that are payable with respect to a Tax period beginning before and ending after the Closing Date, the portion of such Taxes relating to a Pre-Closing period shall be determined on the basis of a deemed closing of the books and records of Company at the end of the Closing Date; provided that annual exemptions, allowances or deductions that are calculated on a periodic basis, such as the deduction for depreciation shall be prorated on a daily basis.

(c) In the case of any Taxes other than those described in Section 9.6(b) that are payable with respect to a Tax period beginning before and ending after the Closing Date, the portion of such Taxes relating to a Pre-Closing period shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Tax period from the commencement of such period through and including the Closing Date and the denominator of which is the number of days in the entire period; provided, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date or occurring after the Closing Date (in which case, Purchaser shall be responsible for any Taxes related thereto).

9.7 Interpretation of Representations and Warranties. For purposes of determining the amount of an indemnification payment under this Article IX, each representation and warranty in this Agreement will be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation or warranty, including the terms “material”, “materially”, “in all material respects” and “Material Adverse Effect” (which instead shall be read as any adverse effect).

9.8 Exclusive Remedy. After the Closing Date, this Article IX shall provide the exclusive remedy for any of the matters addressed herein or other claims arising out of this Agreement, except in the case of common law fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.2 Notices. All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given with copies to all other parties as follow (as elected by the party giving such notice) and be either personally delivered against receipt, by facsimile (with confirmation) or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to any Seller, to:

Matrix Financial Solutions, Inc.

700 17th Street

Suite 300

Denver, CO 80202

Attn: President

Facsimile No.: (720) 932-2798

and to:

Prima Capital Holding, Inc.

600 17th Street, Suite 2300 South

Denver, CO 80202

Attn: President

Facsimile No.: (303) 573-7362

with copies to:

Squire Sanders (US) LLP

4900 Key Tower

127 Public Square

Cleveland, OH 44114-1304

Attn: Daniel G. Berick, Esq. and Cipriano S. Beredo, Esq.

Facsimile No.: (216) 479-8780

and to:

Fairfield and Woods, P.C.

Wells Fargo Center, Suite 2400

1700 Lincoln Street

Denver, CO 80203

Attn: John A. Eckstein, Esq.

Facsimile No.:

(b)	if to Purchaser, to:

Envestnet, Inc.

35 East Wacker Drive, Suite 2400

Chicago, IL 60601

Attn: Shelly O’Brien, General Counsel and Corporate Secretary

Facsimile No.: (312) 827-2801

with a copy to:

Mayer Brown LLP

71 S. Wacker Drive

Chicago, IL 60606

Attn: Edward S. Best, Esq.

Facsimile No.: (312) 706-8106

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

10.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement. This Agreement (including the Disclosure Schedules and other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Confidentiality Agreement.

10.6 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN NEW YORK COUNTY IN THE STATE OF NEW

YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY PURCHASER ANCILLARY AGREEMENT, ANY SELLER ANCILLARY AGREEMENT OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7 Attorneys’ Fees. In the event any party initiates any legal action to enforce the provisions of this Agreement, the prevailing party shall be entitled to the recovery of reasonable attorneys’ fees and costs in such action.

10.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.10 Legal Representation. Sellers acknowledge that Squire, Sanders & Dempsey (US) LLP has been retained by Matrix to provide legal services to Matrix and no other Seller in connection with this Agreement and the transactions contemplated hereby. Sellers further acknowledge that Fairfield and Woods, P.C. has been retained by Messrs. Watson, Selzer, Behan and Eral to provide legal services to them as Sellers and no other Seller in connection with this Agreement and the transactions contemplated hereby.

10.11 Post-Closing Releases.

(a) Effective as of the Closing Date, each Seller hereby releases and discharges each of Company and Company Subsidiary from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of Company and such Seller or Company Subsidiary and such Seller from the beginning of time through the Closing, it being understood, however, that such release will not operate to release Purchaser from any indemnity obligations, if any, under Article IX. Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing, such Seller will be deemed to have waived any such provision. Each Seller further agrees that such Seller shall not (a) institute any action or proceeding based upon, arising out of, or relating to any of the released claims, (b) participate, assist, or cooperate in any such action or proceeding or (c) encourage, assist or solicit any third party to institute any such action or proceeding. The foregoing provision shall not effect the waiver, release or impairment of any right of a Seller pursuant to any continuing contractual arrangement existing as of the Closing Date between such Seller and Company and/or Company Subsidiary.

(b) Effective as of the Closing Date, Purchaser shall cause Company and Company Subsidiary to release and discharge each Seller from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of Company and such Seller or Company Subsidiary and such Seller from the beginning of time through the Closing, it being understood, however, that such release will not operate to release such Seller from any indemnity obligations, if any, under Article IX. Purchaser acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Purchaser acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Purchaser agrees that, effective as of the Closing, Company and Company Subsidiary will be deemed to have waived any such provision. Purchaser further agrees that it will cause Company and Company Subsidiary not to (a) institute any action or proceeding based upon, arising out of, or relating to any of the released claims, (b) participate, assist, or cooperate in any such action or proceeding or (c) encourage, assist or solicit any third party to institute any such action or proceeding. The foregoing provision shall not effect the waiver, release or impairment of any right of Company or Company Subsidiary pursuant to any continuing contractual arrangement existing as of the Closing Date between Company or Company Subsidiary and such Seller.

[Signature page follows]

IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed, in counterparts, as of the date first above written.

Purchaser:

ENVESTNET, INC.

By:
Name:
Title:

Sellers:

MATRIX FINANCIAL SOLUTIONS, INC.

By:
Name:
Title:

J. Gibson Watson

Geoffrey Selzer

David Eral

Michael Jacobs

Nathan Behan

David Bullwinkle

[Signature page to Stock Purchase Agreement]